THE BANK OF NEW YORK

101 Barclay Street

New York, New York 10286

December 23, 2003

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Re: American Depositary Shares evidenced by American Depositary Receipts representing deposited american depositary shares of the legal entities created by the respective deposit agreements for issuance of american depositary shares representing preferred stock of Tele Norte Leste Participações S.A., Brasil Telecom Participações S.A., Embratel Participações S.A., Telesp Celular Participações S.A., Telemig Celular Participações S.A., Tele Celular Sul Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Norte Celular Participações S.A., Tele Nordeste Celular Participações S.A., and Tele Leste Celular Participações S.A (the “Legal Entities”) (File No. 333-11850)

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Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on behalf of The Bank of New York, as depositary for securities against which American Depositary Shares are to be issued, we attach a copy of a new form of prospectus (“Prospectus”) reflecting  the following changes:

•

the American Depositary Shares no longer represent any American Depositary Shares representing preferred stock of Tele Centro Oeste Celular Participações S.A.; and

•

the minimum round lot for issuance of American Depositary Shares is changed from 300 American Depositary Shares to 100 American Depositary Shares.

As required by Rule 424(e), the upper right hand corner of the cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III.B. of the General Instructions to the Form F-6 Registration Statement, the Prospectus consists of the form of American Depositary Receipt  evidencing the American Depositary Shares.

Please contact me with any questions or comments at 212 815-2204.

/s Joanne F. DiGiovanni

Joanne F. DiGiovanni

Vice President

Encl.

cc:    Paul Dudek, Esq.

         (Office of International Corporate Finance)